                          DEL GLOBAL TECHNOLOGIES CORP.
                             11550 WEST KING STREET
                          FRANKLIN PARK, ILLINOIS 60131

September 19, 2007

Mr. James A. Risher
111 East Chestnut Street
Apt. 45A
Chicago, IL 60611

Dear Jim:

The following sets forth the terms of your fiscal year 2008  employment as Chief
Executive  Officer ("CEO") and President of Del Global  Technologies  Corp. (the
"Company") The terms set forth herein shall be effective with the Company's next payroll period.

Your  compensation  as CEO and President will include a base salary of $320,000.
You will also be eligible to receive an annual  bonus  ("Annual  Bonus")  with a target of 70% of your annual base salary based on achieving the Company's annual budget and attaining specific  objectives  assigned by the Board of Directors of the Company.  This Annual Bonus can be anywhere  from 0% to 150% of your target.
Such additional  bonus, if any, shall be based on achieving  specific targets to be determined  exclusively by the Board of Directors.  The bonuses, if any, will be paid following the completion of audited financial  results.  Therefore,  the
Bonuses, if any, are not guaranteed.  Stock options may be granted in the future based on the Company's performance and Board of Director approval.

The Company will provide you with a monthly living  allowance during fiscal year
2008 of $6,200.00  per month.  This  allowance is "grossed up" for tax purposes.
This  allowance  shall be paid for the  entire  fiscal  year  2008  even if your employment is terminated by the Company unless the termination is for "Cause".

You are eligible for three weeks of paid vacation  during the year. Any vacation day not used cannot be carried forward and will have no cash value.

The terms of your  employment  are not intended to create either an expressed or implied  contract of employment for a specified period of time. It is understood that you are  voluntarily  entering into employment at will with the Company and either you or the Company can terminate the employment  relationship at any time with or without prior notice for any reason  whatsoever or for no reason at all.
Moreover,  both you and the  Company  acknowledge  that  there  is no  agreement expressed or implied for any specific  period of  employment,  or for  continued
employment.

During your employment you will be asked to review and sign documents, including but not  limited  to,  those that  concern the  non-disclosure  of  confidential information,  and if you should  leave the  Company,  the  prompt  return of all

                                                                 James A. Risher
                                                              September 19, 2007
                                                                          Page 2

company   property   then  in  your   possession.   Your   execution   of  these
confidentiality  agreements and adherence to their terms are a condition of your employment.

Please  indicate  your  acceptance  of  the  terms  of  your  fiscal  year  2008 compensation  by signing below and  returning  this letter in its entirety to me within two (2) business days of the date of this letter. Please remember to keep one (1) copy for your records.

Sincerely,

/s/ James Henderson
--------------------------------------------------------------------------------
James Henderson
Chairman

Cc: Personnel File

Agreed and accepted as of the date written above.

/s/ James A. Risher
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James A. Risher